UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



    Date of Report (Date of earliest events reported)     July 17, 2003
                                                       ---------------------
                                                         (July 15, 2003)
                                                       ---------------------



 Commission   Name of Registrants, State of Incorporation,     I.R.S. Employer
File Number   Address and Telephone Number                    Identification No.
-----------   --------------------------------------------    ------------------

 333-32170    PNM Resources, Inc.                                 85-0468296
              (A New Mexico Corporation)
              Alvarado Square
              Albuquerque, New Mexico  87158
              (505) 241-2700

  1-6986      Public Service Company of New Mexico                85-0019030
              (A New Mexico Corporation)
              Alvarado Square
              Albuquerque, New Mexico  87158
              (505) 241-2700



                         ______________________________

              (Former name, former address and former fiscal year,
                          if changed since last report)

Item  5.   Other Events

The following is a press release issued by the Company on July 15, 2003.

          PNM Resources Board Declares Quarterly Common Stock Dividend,
 Elects 2 New Directors and Approves Refinancing $300 Million in Long-Term Debt

Albuquerque, N.M., July 15, 2003 -- The Board of Directors of PNM Resources (NYSE:PNM) today declared the regular quarterly dividend on common stock of $0.23 per share. The indicated annual rate of $0.92 per share is unchanged from the previous quarter. The dividend is payable August 15, 2003, to shareholders of record as of August 1, 2003.

In other action, two new members were elected to the PNM Resources board. The new directors are Joan B. Woodard and Adelmo "Del" E. Archuleta.

Woodard is Executive Vice President and Deputy Director for Sandia National Laboratories in Albuquerque. She is responsible for the labs' programs, operations, staff, and facilities, and for developing policy and assuring implementation. She chairs the laboratory management councils for Mission and for Risk Management Oversight.

Woodard holds a doctorate in mechanical engineering from the University of California. Since joining Sandia in 1974 she has conducted research in areas ranging from economic analyses of energy technologies to waste management and pollution prevention. As director of Sandia's Environmental Programs Center she managed research and development programs including site remediation technology, radioactive material transportation technology, and mixed waste separation processes and materials.

Archuleta holds a masters degree in civil engineering from New Mexico State University. Upon graduation, he joined Molzen-Corbin & Associates, a New Mexico consulting engineering and architecture firm, and has led the firm as its President and Chief Executive Officer since 1982. Archuleta is extremely active in the community, serving on numerous Boards and Commissions. He recently completed a six-year term on the Board of Regents at his alma mater, New Mexico State University, having served as Vice President and President of the Board. He is a recent Past Chairman of the Greater Albuquerque Chamber of Commerce; has been involved for many years with Leadership New Mexico; and has been consistently named as one of the community's "Top 100 Power Brokers" and one of "New Mexico's Most Influential People." Most recently, Archuleta was appointed to the New Mexico State Board of Education by Governor Bill Richardson, and was immediately elected as the State Board's President.

"We are very pleased to be able to add two individuals with such outstanding qualifications to the PNM Resources board," said PNM Resources Chairman, President and Chief Executive Officer Jeff Sterba. "Both Joan Woodard and Del Archuleta have a professional background that will be valuable in helping to guide PNM. In addition, they share a long-standing familiarity with New Mexico and a commitment to serving our local community."

At today's meeting, the board also approved the issue of $300 million in Senior Unsecured Notes (SUNs) by PNM Resources utility subsidiary PNM. The proposed issue would replace $268 million in existing SUNs paying 7.10 percent interest.

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

The company has determined that interest rates for unsecured debt are now at levels that will create savings in excess of the redemption premium and associated transaction costs needed to replace the outstanding SUNs. PNM has applied to the New Mexico Public Regulation Commission for permission to complete the planned refinancing in August.

PNM Resources is an energy holding company based in Albuquerque, New Mexico. PNM, the principal subsidiary of PNM Resources, serves 452,162 average natural gas customers and 392,529 average electric customers in New Mexico. The company also sells power on the wholesale market in the Western U.S. PNM Resources stock is traded primarily on the NYSE under the symbol PNM.

                 DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

Statements made in this filing and documents the Company files with the Securities and Exchange Commission that relate to future events or the Company's expectations, projections, estimates, intentions, goals, targets and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates and the Company assumes no obligation to update this information.

Because actual results may differ materially from those expressed or implied by the forward-looking statements, PNM Resources cautions readers not to place undue reliance on these statements. Many factors could cause actual results to differ, and will affect the Company's future financial condition, cash flow and operating results. These factors include interest rates, weather, fuel costs, changes in supply and demand in the market for electric power, wholesale power prices, market liquidity, the competitive environment in the electric and natural gas industries, the performance of generating units and transmission system, state and federal regulatory and legislative decisions and actions, the outcome of legal proceedings and the performance of state, regional and national economies. For a detailed discussion of the important factors that affect the Company and that could cause actual results to differ from those expressed or implied by the Company's forward-looking statements, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's current and future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and the Company's current and future Current Reports on Form 8-K, filed with the SEC.

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

SIGNATURE
---------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                PNM RESOURCES, INC.
                                    --------------------------------------------
                                                    (Registrant)


Date:  July 17, 2003                            /s/ Robin A. Lumney
                                    --------------------------------------------
                                                  Robin A. Lumney
                                             Vice President, Controller
                                            and Chief Accounting Officer
                                   (Officer duly authorized to sign this report)


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